  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.   20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 27, 2013

GLACIER BANCORP, INC.
(Exact name of registrant as specified in its charter)

Montana
(State or other jurisdiction of incorporation)

(Commission File Number) 000-18911	(IRS Employer Identification No.) 81-0519541

49 Commons Loop
Kalispell, Montana 59901
(Address of principal executive offices)  (zip code)

Registrant's telephone number, including area code: (406) 756-4200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

[x]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of  (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of  (17 CFR 240.13e-4(c))

Item 8.01 OTHER EVENTS

On March 27, 2013, Glacier Bancorp, Inc., Kalispell, Montana ("Glacier") entered into a Plan and Agreement of Merger (the “Merger Agreement”) with North Cascades Bancshares, Inc. (“NCBI”) and its wholly owned subsidiary North Cascades National Bank.  Under the terms of the Merger Agreement, NCBI will merge with and into Glacier and North Cascades National Bank will merge with and into Glacier’s wholly owned subsidiary Glacier Bank.  Following the merger, the branches of North Cascades National Bank will operate as branches of Glacier Bank under the name “North Cascades Bank” or “NCNB”, a division of Glacier Bank.”

Effective at the time of the merger, the outstanding common shares of NCBI will be exchanged for shares of Glacier common stock and cash with a total aggregate base value (based on Glacier’s closing price of $18.85 on the date the Merger Agreement was executed) of $24.91 million to be paid in $13.55 million in cash and 874,194 shares of Glacier common stock, subject to certain adjustments based on the price of Glacier common stock.

Consummation of the transaction is subject to several conditions, including receipt of applicable regulatory approvals and approval by the shareholders of NCBI.  For information regarding the terms of the proposed transaction, reference is made to the press release dated March 27, 2013, which is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits

99.1	Press Release dated March 27, 2013.

99.2	Presentation dated March 27, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 27, 2013	GLACIER BANCORP, INC. By: /s/ Ron J. Copher Ron J. Copher Chief Financial Officer/EVP